Exhibit 10.29
    SEPARATION AGREEMENT AND RELEASE OF CLAIMS

    This Separation Agreement and Release of Claims (the “Agreement”) by and between Neill Reynolds (“Executive”) and Wolfspeed, Inc., a Delaware corporation (the “Company”), is made effective as of the date both parties execute this Agreement (the “Effective Date”), with reference to the following facts:
A.Executive was employed by the Company as Executive Vice President and Chief Financial Officer.
B.Executive was a participant in the Wolfspeed Severance Plan – Senior Leadership Team pursuant to a participation agreement entered into with the Company (the “Severance Plan”).
C.Executive separated from the Company on May 29, 2025 and is not eligible to participate under the severance plan.
D.Executive and the Company now desire to set forth the terms and conditions of the separation in order to end their employment relationship amicably.
    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Separation. Executive and the Company acknowledge and agree that Executive’s status as an employee of the Company ended on May 29, 2025 (the “Termination Date”). Executive acknowledges and agrees that Executive’s status as an officer of the Company, and as a director and/or officer of each of its subsidiaries, shall end effective as of the Termination Date. Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company and as a director and/or officer of each of its subsidiaries as of the Termination Date, provided that such documents shall not be inconsistent with any of the terms of this Agreement.
2.Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to (i) this Agreement becoming effective, and (ii) Executive not being in breach of the Confidential Information Agreement, to provide Executive the separation payment set forth below. Specifically, the Company and Executive agree as follows:
(a)Separation Payment. The Company shall pay to Executive an amount, less required withholding taxes, equal to the sum of One Hundred Thousand Dollars ($100,000), to be paid in a single cash lump sum on, or as soon as administratively practicable after, the Release of Claims is executed and becomes effective and irrevocable.
(b)Tax Withholding. Executive acknowledges that the amounts paid to Executive under this Section 2 shall be subject to required withholding taxes.
(c)Sole Separation Benefit. Executive agrees that the payment provided by this Section 2 is not required under the Company’s normal policies and procedures and are provided solely in connection with this Agreement and the Release of Claims. Executive acknowledges and agrees that the payment referenced in this Section 2 constitute adequate and valuable consideration, in and of itself, for the promises contained in this Agreement and the Release of Claims.
3.Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidential Information Agreement, the indemnification agreement entered into between Executive and the Company (the “Indemnification Agreement”) shall supersede the Severance Plan and each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, any offer letter, employment agreement, bonus plan or arrangement, severance and/or change in control agreement, and each such agreement shall be deemed terminated and of no further effect as of the Effective Date.
4.Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 4, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that is the subject of this release and that has occurred as of the date Executive signs this Agreement.
(a)Released Claims. On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”); 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the North Carolina Equal Employment Practices Act, , N.C.G.S. §§ 143-422.1 to 143-422.3; the North Carolina Retaliatory Employment Discrimination Act, N.C.G.S. §§ 95-240 to 95-245; the North Carolina Persons with Disabilities Protection Act, N.C.G.S. §§ 168A-1 to 168A-12; the North Carolina Sickle Cell and Hemoglobin Trait Discrimination Act, N.C.G.S. § 95-28.1; the North Carolina Genetic Testing and Information Discrimination Act, N.C.G.S. § 95-28.1A; the North Carolina Use of Lawful Products Discrimination Act, N.C.G.S. § 95-28.2; the North Carolina AIDS and HIV Status Discrimination Act, N.C.G.S. § 130A-148(i); the North Carolina Jury Service Discrimination Act, N.C.G.S. § 9-32; and the North Carolina Military Service Discrimination Act, N.C.G.S. §§ 127A-201 to 127A-203; Claims for wages under the North Carolina law and any other federal, state or local laws of similar effect; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Excluded Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)Claims to accrued but unpaid base salary or any benefit entitlements vested as the date Executive signs this Agreement, pursuant to written terms of any Company or affiliate employee benefit plan, program, or policy, including to vested equity awards;
(v)Claims for indemnification under the Indemnification Agreement, the Company’s Bylaws or other organizational documents, applicable directors’ and officers’ insurance coverage, or any applicable law;
(vi)Executive’s right to enforce the terms of this Agreement;
(vii)Executive’s rights as an equity or security holder in the Company or its affiliates; and
(viii)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)ADEA/OWBPA Waiver and Acknowledgement. Executive understands that the release set forth in Section 6 includes a release of claims Executive may have under the ADEA against any of the Releasees that may have existed on or prior to the date upon which Executive executes this Agreement. Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Executive wishes to waive any and all claims under the ADEA that Executive may have against any of the Releasees as of the date upon which Executive executes this Agreement and hereby waives such claims. Executive understands that claims under the ADEA that may arise after the date on which Executive executes this Agreement are not waived. Executive acknowledges that Executive is receiving consideration to which Executive is not already entitled for the waiver of any and all claims under the ADEA. Executive is herein advised to consult with an attorney prior to signing this Agreement.
(d)Acknowledgment. In accordance with the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), Executive has been advised of the following:
(i)Executive should consult with an attorney before signing this Agreement;
(ii)Executive has been given at least twenty-one (21) days after the date on which Executive received a copy of this Agreement to consider this Agreement (the “Review Period”). Any changes to this Agreement, whether material or immaterial, shall not extend the Review Period. If Executive executes this Agreement before the expiration of the Review Period, Executive waives the remainder of the Review Period.

5.Transition; Company Property; Verification of Employment. Executive and the Company further agree that:
(a)Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.
(b)Return of Company Property. On or within 5 days after the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive’s possession, custody or control as of the Termination Date.
(c)Verification of Employment. Any inquiries regarding Executive’s employment with the Company shall be directed to the Company’s Chief Human Resources Officer who will verify Executive’s period of employment and Executive’s title and reporting relationship as of the Termination Date.
6.Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
7.No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
8.Non-Disparagement.
(a)Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees and it shall instruct its directors and officers, not to disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 8(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency, or any statement otherwise required by law.
(b)Breaches. The Parties agree and acknowledge that: (i) this Section is a material term of this Agreement, the absence of which would have resulted in the Company refusing to enter into this Agreement.
9.Governing Law; Dispute Resolution.
(a)Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of North Carolina, without giving effect to any principles of conflicts of law, whether of the State of North Carolina or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
(b)Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including any alleged violation of its terms or otherwise arising out of the parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in Durham County, North Carolina through JAMS in conformity with North Carolina law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of the Confidential Information Agreement, the Indemnification Agreement, and/or Section 10 the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (i) provide adequate discovery for the resolution of the dispute; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under the Confidential Information Agreement, the Indemnification Agreement, and/or Section 8, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of the Confidential Information Agreement, the Indemnification Agreement, and/or Section 8, none of the parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim, they will not have the right to have any claim decided by a jury or a court but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities, except as may be prohibited by applicable law.
10.Miscellaneous. This Agreement, collectively with the Confidential Information Agreement, the Indemnification Agreement and the agreements evidencing Executive’s equity awards, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other plans, arrangements and agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Severance Plan. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this

Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
11.Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
12.Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidential Information Agreement. For the avoidance of doubt, nothing in this Agreement or the Confidential Information Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of Group, the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidential Information Agreement or this Agreement: (i) Executive will not be in breach of the Confidential Information Agreement or this Agreement, and will not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
13.Executive’s Cooperation.  After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment; and provided, further, that all expenses Executive incurs in accordance with the Company’s business expense policy in the fulfillment of any duties hereunder shall be promptly reimbursed by the Company upon submission of reasonable documentation.
(Signature page(s) follow)

    IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement and Release of Claims to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 6/1/2025
                        /s/ Neill Reynolds
                        Neill Reynolds

                        WOLFSPEED, INC.
DATED: June 1, 2025

                        By: /s/ Margaret Chadwick
    Margaret Chadwick
    Chief Human Resources Officer